UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

COLUMBIA LABORATORIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Columbia Laboratories, Inc. (“Columbia” or the “Company”) on Thursday, May 8, 2014, at 9:00 a.m. Eastern Time at The Hilton Hotel Boston Downtown/Faneuil Hall, 89 Broad Street, Boston, Massachusetts 02110.

Your Board of Directors recommends a vote for the election of each of the seven nominees for director, for the ratification of the appointment of our independent registered public accounting firm, and for the advisory vote to approve the compensation of our named executive officers, as disclosed in the accompanying Proxy Statement, or “say-on-pay.”

We hope you can join us at this meeting. As a stockholder, your participation in the affairs of Columbia is important, regardless of the number of shares you hold. Therefore, whether or not you are able to personally attend, please vote your shares as soon as possible by completing and returning the enclosed proxy card, or, if you hold your shares in street name and the firm that holds your shares offers voting by internet or telephone, by voting online or by telephone, using the procedures described in the voting instruction card provided by your broker or nominee. If you decide to attend the Annual Meeting, you will be able to vote in person even if you have previously voted.

Our 2013 Annual Report and Proxy Statement for the 2014 Annual Meeting of Stockholders are enclosed. We hope you find them informative reading.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in the affairs of Columbia.

Sincerely yours,

Frank Condella

President and Chief Executive Officer

Stephen G. Kasnet

Chairman of the Board of Directors

4 Liberty Square, Boston, Massachusetts 02109

TEL: (617) 639-1500 FAX: (617) 482-0618 http://www.columbialabs.com

COLUMBIA

LABORATORIES, INC

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m Eastern Time on Thursday, May 8, 2014

PLACE	The Hilton Hotel
Boston Downtown/Fanueil Hall
89 Broad Street
Boston, MA 02110

ITEMS OF BUSINESS
1. To elect seven members to the Board of Directors.

2. To ratify the appointment of BDO USA, LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

3. To conduct an advisory vote to approve the compensation of our named executive officers, as disclosed in the accompanying Proxy Statement.

RECORD DATE	You are entitled to vote at the Annual Meeting and any adjournment thereof if you were a stockholder at the close of business on March 14, 2014.

ANNUAL REPORT	Our 2013 Annual Report is enclosed and is a part of our proxy materials being provided to you.

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we have elected to provide access to our proxy materials by sending you this full set of proxy materials, including a proxy card, and notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2013 Annual Report are available at: [http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=18460]

By Order of the Board of Directors

Jonathan Lloyd Jones
Secretary

IMPORTANT

IT IS IMPORTANT THAT YOU RETURN YOUR PROXY PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

IF YOUR BROKER PROVIDES FOR VOTING ONLINE OR BY TELEPHONE, YOU MAY VOTE ONLINE OR BY TELEPHONE USING THE PROCEDURES DESCRIBED IN THE ACCOMPANYING VOTING INSTRUCTION CARD PROVIDED BY YOUR BROKER.

SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION.

Important Notice Regarding the Availability of Proxy Materials for Columbia Laboratories, Inc.’s

2014 Annual Meeting of Stockholders to be Held on Thursday, May 8, 2014

This Proxy Statement and our 2013 Annual Report are available at

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=18460

In accordance with SEC rules, this website does not use “cookies,” track the identity of anyone accessing the website to view the proxy materials, or gather any personal information.

2013 Annual Cash Incentive Bonus	20
Equity Compensation	21
Benefits and Perquisites	22
Termination or Change in Control	22
Tax Considerations	23
Compensation Committee Report	23

Executive and Director Compensation
Summary Compensation Table	24
Total Realized Compensation	24
2013 Grants of Plan-Based Awards Table	25
Outstanding Equity Awards at 2013 Fiscal Year-End	26
Option Exercises and Stock Vested in Fiscal 2013	26
Payments upon Termination or Change in Control	27
For Mr. Condella	27
For Mr. Lloyd Jones	28
For Dr. Nikin Patel	29
2013 Director Compensation	29
2014 Director Compensation	30
Compensation Committee Interlocks and Insider Participation	30

Report of the Audit Committee	31

Proposal 1—Election of Directors	33

Proposal 2—Ratification of the appointment of BDO USA, LLP, as Columbia’s independent registered public accounting firm for the fiscal year ending December 31, 2014	34

Proposal 3—Advisory vote on the compensation of Columbia’s Named Executive Officers	35

Other Matters	36

Householding of Proxy Materials	36

The Company’s Website	36

The Company’s Principal Executive Office	36

Annual Report and Other SEC Filings	36

Additional Questions and Information Regarding the Annual Meeting and Stockholder Proposals	37
What happens if additional proposals are presented at the Annual Meeting?	37
Who will bear the cost of soliciting votes for the Annual Meeting?	37
How do I propose individuals to serve as directors?	37
May I propose actions for consideration at next year’s Annual Meeting of Stockholders?	38

ATTENDANCE AND VOTING MATTERS

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Columbia Laboratories, Inc. (“Columbia,” the “Company,” “we,” “our,” or “us,” as the context requires) is providing this proxy statement (this “Proxy Statement”) and accompanying proxy card to solicit your proxy in connection with Columbia’s Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on May 8, 2014. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. This Proxy Statement and accompanying proxy card are being distributed on or about March 31, 2014.

Q:	Who is soliciting the proxies?

A:	We are soliciting proxies in the form enclosed on behalf of the Board. Our Board has selected the persons named on the enclosed proxy card (the “Named Proxies”) to vote all shares represented by proxy at the Annual Meeting. The Named Proxies will vote any properly executed proxy, if received in time and not revoked, at the Annual Meeting according to your directions. We will vote any signed proxy that fails to specify a choice on any matter to be acted upon FOR the election of each nominee for director, FOR the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2014, FOR the approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement (“say-on-pay”) and, in the Named Proxies’ discretion, FOR or AGAINST such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Q:	What information is contained in these materials?

A:	This Proxy Statement contains information related to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and Columbia’s most highly paid officers, and other required information. We have also enclosed for your review Columbia’s Annual Report on Form 10-K for the fiscal year ending December 31, 2013 (the “2013 Annual Report”), which contains financial and other information about our business during our last fiscal year.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are three matters on which a vote is scheduled at the Annual Meeting:

•	The election of seven directors to the Board;

•	The ratification of the appointment of BDO USA, LLP, as Columbia’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	An advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement (“say-on-pay”).

We will also consider and vote upon any other business properly brought before the Annual Meeting.

Q:	What are the Board’s voting recommendations?

A:	The Board recommends that you vote your shares:

•	FOR the election of each of the seven nominees named herein to the Board;

•	FOR the ratification of the appointment of BDO USA, LLP, as Columbia’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement (“say-on-pay”).

Q:	What shares may I vote?

A:	You may vote all shares of Columbia’s Common Stock, par value $0.01 per share (“Common Stock”) and Series B Convertible Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), that you owned as of the close of business on March 14, 2014 (the “Record Date”). These shares include:

1.	those held directly in your name as the stockholder of record; and

2.	those held for you as the beneficial owner through a stockbroker, bank, or other nominee at the close of business on the Record Date.

Each share of Common Stock is entitled to one vote. Each share of Series B Preferred Stock is entitled to 2.5 votes (which is the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible). Columbia’s Series C Convertible Preferred Stock has no voting rights.

On the Record Date, there were approximately 10,758,505 shares of Common Stock issued and outstanding and 130 shares of Series B Preferred Stock issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most Columbia stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Columbia’s transfer agent, American Stock Transfer & Trust Company LLC (the “Transfer Agent”), you are considered, with respect to those shares, the stockholder of record and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your proxy directly to Columbia or to vote in person at the Annual Meeting. Columbia has enclosed a proxy card for you to use.

Beneficial Owner

If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered the beneficial owner of shares held in street name and your broker or nominee is forwarding these proxy materials to you. Your broker or nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote, but because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. As a beneficial owner, you are, however, welcome to attend the Annual Meeting. Your broker or nominee has enclosed a voting instruction card for you to use.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	You may vote shares you hold directly in your name as the stockholder of record in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification.

If you are the beneficial owner of shares held in street name and your broker or nominee is forwarding these proxy materials to you, you may vote the shares in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee (i.e., the record holder) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Submitting your proxy now will not prevent you from voting your shares by written ballot at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. If you hold your shares directly, you may vote by granting a proxy. If you hold your shares in street name, you may submit voting instructions to your broker or nominee. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

By Mail—You may vote by mail by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee, and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

On the Internet—If you hold your shares in street name and the firm that holds your shares offers Internet voting, your broker voting instruction card will contain instructions on how to vote online. If you vote online, you do not need to mail in your proxy card. If you hold your shares directly in your name as the stockholder of record you may not vote online.

By Telephone—If you hold your shares in street name and the firm that holds your shares offers voting by telephone, your broker voting instruction card will contain instructions on how to vote by telephone. If you vote by telephone, you do not need to mail in your proxy card. If you hold your shares directly in your name as the stockholder of record you may not vote by telephone.

Q:	May I change or revoke my vote?

A:	Yes, you may change or revoke your proxy instructions at any time prior to the vote at the Annual Meeting.

If you hold your shares directly and returned your proxy by mail, you must (a) file with Columbia’s Transfer Agent a written notice of revocation or (b) timely deliver a valid, later-dated proxy. Your attendance at the Annual Meeting will not by itself revoke your previously granted proxy unless you give written notice of revocation to Columbia’s Transfer Agent before the vote at the Annual Meeting or you vote by written ballot at the Annual Meeting. Any proxy submitted by a stockholder of record may be revoked at any time prior to its exercise at the Annual Meeting.

For shares you own beneficially, you may change your vote by submitting new voting instructions to your broker or nominee. If you voted on the Internet or by telephone, you may change your vote by following the instructions for voting by either method until the cut-off time stated in the proxy instructions.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES,” or “FOR ALL EXCEPT” one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors (Proposal 1) and will not affect the results of that vote.

For the other proposals, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For abstentions, see “What happens if I abstain from voting” below.

If you are a record holder and you sign your proxy card with no further instructions, the Named Proxies will vote your shares in accordance with the recommendations of the Board.

If you are a beneficial owner and you have not provided voting instructions to your broker, your broker may exercise discretion to vote your shares only with respect to the ratification of our independent registered public accounting firm (Proposal 2). Your broker does not have discretionary authority to vote your shares in the election of directors (Proposal 1) or in the advisory vote on “say-on-pay” (Proposal 3), resulting in a “broker-non-vote” with respect to these matters. See “What is a broker non-vote” for more information.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares of Common Stock and shares of Common Stock into which the Series B Preferred Stock is convertible (collectively, the “Shares”). The Shares may be present in person or represented by proxy at the Annual Meeting. Votes withheld, abstentions and “broker non-votes” (described below) are counted as present and entitled to vote for purposes of determining a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors (Proposal 1), the seven nominees for director who receive the highest number of votes “FOR” election will be elected as directors. This is called a plurality.

Approval of the ratification of our independent registered public accounting firm (Proposal 2) and the advisory vote on “say-on-pay” (Proposal 3) require the affirmative vote of a majority of votes cast on the proposal, in person or by proxy, at the Annual Meeting.

In each case, a quorum must be present at the Annual Meeting for a valid vote.

Q:	What happens if I abstain from voting?

A:	If an executed proxy card is returned and the stockholder has explicitly abstained from voting on any proposal, the Shares represented by the proxy will be considered present at the Annual Meeting for the purpose of determining a quorum. Abstentions will not be counted as votes cast and therefore they will have no effect on the outcome of any proposal.

Q:	What is a “broker non-vote”?

A:	A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for one or more of the proposals because the broker has not received instructions from the beneficial owner on how to vote on such proposals and does not have discretionary authority to vote in the absence of instructions. Brokers do not have discretionary authority to vote on matters that are deemed “non-routine,” such as the election of directors (Proposal 1) and the advisory vote on “say-on-pay” (Proposal 3). Broker non-votes will be counted for the purposes of determining whether a quorum exists at the Annual Meeting, but because they are not votes that are cast, they will have no effect on the outcome of Proposals 1 or 3.

Q:	Will I have dissenters’ rights?

A:	No dissenters’ rights are available under the General Corporation Law of the State of Delaware, our certificate of incorporation, or our bylaws to any stockholder with respect to any of the proposals.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are held in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K following the Annual Meeting.

Additional Q&A information regarding the Annual Meeting and stockholder proposals may be found on page 37 and 38.

OWNERSHIP OF THE COMPANY

Security Ownership of Certain Beneficial Owners and Management

Common Stock. The following table sets forth, as of March 14, 2014, the Record Date, information with respect to the beneficial ownership of Columbia’s Common Stock by:

•	each person known to us to be the beneficial owner of more than 5% of Columbia’s Common Stock;

•	each of Columbia’s directors and director nominees;

•	each of the individuals included in the Summary Compensation Table (collectively, the “named executive officers”); and

•	all of Columbia’s current directors and executive officers as a group.

The number of shares beneficially owned by each person, director, director nominee, or named executive officer is determined under rules of the Securities and Exchange Commission (the “SEC”); this information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares for which the individual has sole or shared voting power or investment power and also any shares with respect to which the person has the right to acquire sole or shared voting or investment power on or before May 13, 2014, (60 days after March 14, 2014) through the conversion of shares of convertible preferred stock or the exercise of any stock option, warrant or other right. Unless we indicate otherwise, each person has sole investment and/or voting power with respect to the shares set forth in the following tables.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Total(1)
Directors and Named Executive Officers:
Valerie L. Andrews (2)(3)	17,710	*
Dr. Frank M. Armstrong (3)	3,891	*
Edward A. Blechschmidt (2)(3)(4)	23,100	*
Frank C. Condella, Jr. (2)(3)	150,186	1.4%
Dr. Cristina Csimma (3)	16,157	*
Donald H. Hunter (3)	732	*
Jonathan Lloyd Jones (2)(3)	8,830	*
Stephen G. Kasnet (2)(3)	29,672	*
Dr. Nikin Patel (3)	170,884	1.6%
All Directors and Executive Officers as a Group (9 persons)	421,162	3.9%

*	Signifies less than 1%
(1)	Based on 10,758,505 shares outstanding at March 14, 2014. In calculating the percentage of ownership, all shares of Common Stock of which the identified person or group has the right to acquire beneficial ownership on or before May 13, 2014, are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by that person or group. These shares are not, however, deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person or group.
(2)	Includes shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days after March 14, 2014, as follows: Ms. Andrews, 1,500 shares; Mr. Blechschmidt, 1,875 shares; Mr. Condella, 114,840 shares; Mr. Lloyd Jones, 4,250 shares; and Mr. Kasnet, 1,500 shares.
(3)	Address: c/o Columbia Laboratories, Inc., 4 Liberty Square, Boston, Massachusetts 02109.
(4)	As noted elsewhere in this Proxy Statement, Mr. Blechschmidt will not stand for reelection at the Annual Meeting.

Series B Preferred Stock. Michael Nissan and Marla S. Nissan of 876 Park Avenue, New York, New York 10021, hold all 130 outstanding shares of the Series B Preferred Stock as of March 14, 2014.

As of March 14, 2014, we know of no person who beneficially owns, as determined under rules of the SEC, more than 5% of our outstanding shares of Common Stock or Series B Preferred Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules issued thereunder, requires our directors and executive officers and beneficial owners of more than 10% of the outstanding shares of our equity securities to file reports of ownership and changes in beneficial ownership of our equity securities with the SEC. Copies of these reports are furnished to Columbia. The Company is required to identify any of those individuals who failed to file such reports on a timely basis. Based solely on our review of the copies of such reports furnished to us, and representations from the persons subject to Section 16(a) with respect to our Company, we believe that during 2013 all of our executive officers, directors and 10% stockholders complied with the Section 16(a) requirements.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP (“BDO”) serves as the Company’s independent registered public accounting firm and has served in that capacity since July 2008. The decision to engage BDO as the Company’s independent registered public accounting firm was approved by the Audit Committee of the Board.

The Audit Committee considered the independence of BDO and whether the audit and non-audit services BDO provides to the Company are compatible with maintaining that independence. The Audit Committee has adopted a set of policies governing the provision of non-audit services by BDO; those policies are included in the Audit Committee’s report. See “Board of Directors and Corporate Governance—Audit Committee.” The Audit Committee has adopted procedures by which the Audit Committee must approve in advance all services provided by and fees paid to the Company’s independent registered public accounting firm. The advance approval requirement was not waived in any instance during the past fiscal year.

Fees and Services of BDO USA, LLP

The following table sets forth the aggregate fees billed to the Company by BDO for the fiscal years ended December 31, 2013 and 2012:

	2013	2012
Audit Fees (1)	$423,967	$347,539
Audit-Related Fees (2)	149,784	59,906
Tax Fees (3)	31,563	49,887

Total	$605,314	$457,332

(1)	Audit fees consisted of fees for audit work performed in the audit of financial statements, including the audit of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act, as well as fees for quarterly reviews and registration statements.
(2)	Audit-related fees consisted principally of fees for consulting on financial accounting and reporting standards for certain transactions and related matters.
(3)	Tax fees consisted principally of fees for work performed with respect to tax compliance and tax planning.

The Audit Committee has adopted a formal policy on auditor independence requiring the advance approval by the Audit Committee of all audit and non-audit services provided by our independent registered public accounting firm. In determining whether to approve any services by our independent registered public accounting firm, the Audit Committee reviews the services and the estimated fees, and considers whether approval of the proposed services will have a detrimental impact on the auditor’s independence. On an annual basis, our management reports to the Audit Committee all audit and non-audit services performed during the previous 12 months and all fees billed by our independent registered public accounting firm for such services.

In fiscal 2013 and 2012, all audit, audit related and non-audit services and the corresponding fees were approved by the Audit Committee.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board in General

Directors are required to be less than age 72 when elected or appointed to the Board unless the Board waives that provision with respect to an individual director whose continued service is deemed uniquely important to the Company. The Board can fill vacancies and newly created directorships, as well as provide for a greater or lesser number of directors.

The Board is currently comprised of eight members, each of whose current term of office as a director expires at the Annual Meeting. As disclosed in the Current Report on Form 8-K, filed by the Company with the SEC on March 3, 2014, Edward A. Blechschmidt, a current member of our Board, will not stand for re-election at the Annual Meeting, further reducing the number of directors serving on our Board to seven. Biographical information with respect to our remaining seven directors is provided in the table below.

There are no arrangements or understandings between any of our directors and any other persons pursuant to which such directors was selected as a director. There are no family relationships among any of the executive officers and directors of the Company.

Name	Position with the Company	Age as of the Annual Meeting	Director Since
Valerie L. Andrews	Director	54	2005
Dr. Frank M. Armstrong	Director	57	2013
Frank C. Condella, Jr.	Director and Chief Executive Officer	59	2009
Dr. Cristina Csimma	Director	55	2010
Donald H. Hunter	Director	58	2014
Stephen G. Kasnet	Chairman of the Board	68	2004
Dr. Nikin Patel	Director and Chief Executive Officer, Molecular Profiles Ltd.	41	2013

Valerie L. Andrews has been a director of the Company since October 2005 and is Vice President and General Counsel of Vertex Pharmaceuticals Incorporated. Before joining Vertex in 2002, Ms. Andrews was Executive Director of Licensing for Massachusetts General and The Brigham and Women’s Hospitals, and prior to that a partner in the law firm of Hill & Barlow. She served as a law clerk to Chief Judge Levin H. Campbell of the U.S. Court of Appeals for the First Circuit from 1988 to 1989, and earlier rose to the rank of Captain in the U.S. Air Force.

Ms. Andrews has extensive experience in business and legal matters, including senior leadership roles in the pharmaceutical and healthcare industry, with particular experience in corporate governance, strategic transactions, risk management, and compliance matters.

Dr. Frank M. Armstrong FRCPE, FFPM has been a director of the Company since September 2013. Dr. Armstrong led Medical Science and Innovation in R&D at Merck Serono from December 2010 to December 2011 and previously led Worldwide Product Development at Bayer AG from 1998 to 2001 and the Worldwide Medical Organization at Zeneca from 1996 to 1998. He also served as Chief Executive Officer of Fulcrum Pharma plc (professional services/CRO) from 2008 to 2010; President and Chief Executive Officer of CuraGen Corp. (oncology therapeutics) from 2006 to 2007; Chief Executive Officer of Provensis Pharmaceuticals, a subsidiary of BTG PLC (healthcare) from 2003 to 2004; and Chief Executive Officer of Phoqus Pharmaceuticals plc. (drug delivery) from 2002 to 2003, among others. Dr. Armstrong holds an honours degree and MBChB in Biochemistry and Medicine from the University of Edinburgh in Scotland. He was elected as a Fellow of the Faculty of Pharmaceutical Physicians (FFPM) in 1994, and Fellow of Royal College of Physicians, Edinburgh

(FRCPE) in 1993. Dr. Armstrong is currently the non-executive Chairman of Summit plc (drug discovery and development), a position he has held since June 2013; Chairman of Xceleron Inc. (bioanalytical services), a position he has held since April 2012. He is also a non-executive Director of Actino Pharma, a position he has held since November 2009; Entelos, Inc. (biosimulation), a position he has held since September 2013; and Chairman of CardioRentis Ltd. (biopharmaceuticals), a position he has held since September 2013. He is also a member of the Strategic Advisory Board of Healthcare Royalty Partners, a position he has held since 2009 and Chairman of the U.K.-based “Love Africa” Charitable Trust, a position he has held since 2009.

Dr. Armstrong is an experienced, medically qualified, pharmaceutical executive with over 20 years of experience in development and management at major pharmaceutical and leading biotechnology companies in the U.K., U.S., Switzerland and Germany. Dr. Armstrong’s experience spans all aspects of the drug evaluation, development and commercialization processes.

Frank C. Condella, Jr. has served as Chief Executive Officer since December 2009 and has been a Director of Columbia since March 2009. Mr. Condella has over 30 years of experience in both privately and publicly held companies, all of which were in the life sciences industry. He was Chief Executive Officer of Skyepharma plc from March 2006 to September 2008, President of European Operations and Managing Director, UK at IVAX Corporation from 2002 to February 2006, and President and Chief Executive Officer of Faulding Pharmaceutical Co., from 2000 to 2001. Previously, he was Vice-President of Specialty Care Products at Hoffman-La Roche and Vice-President and General Manager of the Lederle unit of American Home Products. Mr. Condella is the non-executive Chairman of Skyepharma plc, a non-executive director of Prosonix, Ltd. and Chairman of the Board of Trustees of the PKD Foundation. Mr. Condella holds a MBA degree and a B.S. degree in pharmacy from Northeastern University.

Mr. Condella has a wide-ranging business background, including senior leadership roles in the pharmaceutical and healthcare industry, with particular experience in marketing and sales, business development, manufacturing and product development.

Dr. Cristina Csimma, PharmD, has been a director of the Company since September 2010. Dr. Csimma has been Chief Executive Officer of Cydan, Inc. (therapeutics for orphan diseases) since November 2012, prior to which she was engaged in strategic advisory roles with the biopharmaceutical and venture capital industries, as well as government and patient organizations. She served as Vice President, Drug Development, of Virdante Pharmaceuticals, Inc., from January 2009 to May 2011. She was a principal of Clarus Ventures, LLC (life sciences venture capital), from 2006 through 2008. She was Senior Director/Director, Experimental Medicine and Translational Research, Wyeth Research (pharmaceuticals) from 2001 to 2006, and Director, Clinical Research and Development, Wyeth-Ayerst Research (pharmaceuticals) from 2000 to 2001. Previously, Dr. Csimma held various positions, including Associate Director, Clinical Research, with Genetics Institute from 1988 to 2000, and was a Clinical Pharmacist with Dana-Farber Cancer Institute from 1983 to 1988. Dr. Csimma holds B.S. and Doctor of Pharmacy degrees from the Massachusetts College of Pharmacy and Allied Health Sciences, and a Master of Health Professions from Northeastern University.

Dr. Csimma has extensive experience in the biopharmaceutical industry, venture capital and academic settings, and worked globally in multiple therapeutic areas, with leadership roles in drug development, clinical research, and translational medicine.

Donald H. Hunter, has been a director of the Company since February 28, 2014. He is the Principal of Donald Hunter LLC, a consulting practice assisting investors and management to enhance the value of their companies. He previously served as Chief Operating Officer and Chief Financial Officer of Harbor Global Company Limited from 2000 until 2006. Prior to that, he was a senior executive with The Pioneer Group, Inc. for 12 years. Mr. Hunter began his career at the General Electric Company, where he was a member of the Company’s Corporate Audit Staff and a graduate of its Financial Management Training Program.

Mr. Hunter is currently a director of the LGL Group (AMEX: LGL), a position he had held since March 2013, and currently serves as its audit committee chairman. He previously served as chairman of the audit committee of the Pioneer First Polish Trust Fund, the first mutual fund in Poland, and as a Member of the Board of several foreign subsidiaries. He has an MBA with High Honors from Boston University.

Mr. Hunter has over 25 years of public company experience. He has extensive financial, operating, corporate development, international and mergers and acquisitions experience.

Stephen G. Kasnet has been a director of the Company since August 2004 and Chairman of the Board since November 2004. He was President and Chief Executive Officer of Dartmouth Street Capital LLC (real estate) from April 2007 through September 2009. He was President and Chief Executive Officer of Harbor Global Company, Ltd. (investment management and real estate), from June 2000 through 2006. He previously held senior management positions with various financial organizations, including Pioneer Group, Inc.; First Winthrop Corporation and Winthrop Financial Associates; and Cabot, Cabot and Forbes. He serves as Chairman of the Board of Rubicon Ltd. (forestry) and is a director of Tenon Ltd. (wood products). He is a director and chairman of the audit committee of Two Harbor Investment Corp (real estate), a director of Silver Bay Realty Trust, and a director of First Ipswich Bank. He was Chairman of Warren Bank from 1990 to 2003. He is also a trustee of The Governor’s Academy, Byfield, MA.

Mr. Kasnet has extensive experience in matters of finance, corporate strategy and senior leadership relevant to public companies.

Dr. Nikin Patel has been a director of the Company since September 2013, when Molecular Profiles was acquired by the Company. Dr. Nikin Patel is the founding Chief Executive Officer of Molecular Profiles Ltd. and has held this position since October 1998. Dr. Patel holds a first class honours degree and Ph.D. in Pharmacy from the University of Nottingham, and is a Member of the Royal Pharmaceutical Society (MRPharmS). In addition to Columbia Laboratories, Dr. Patel is currently a director of Regentec Ltd. (regenerative medicine), a position he has held since 2001.

Dr. Patel has over 15 years’ technical experience centered on pharmaceutical analysis and formulation development. His leadership was recognized externally through the U.K.’s most prestigious industry accolade, the Queen’s Award for Enterprise, won by Molecular Profiles both in 2007 and 2011 in the Innovation category.

The Role of the Board in Corporate Governance and Risk Oversight

Pursuant to the Company’s bylaws and the General Corporation Law of the State of Delaware, Columbia’s business and affairs are managed under the direction of the Board. The Board plays an important role in the governance of the Company and in directing management’s overriding objective, the pursuit of long-term growth and increasing stockholder value. The responsibilities of the Board include:

•	Establishing the Company’s strategic plan;

•	Establishing broad corporate policies and reviewing overall performance;

•	Overseeing Company management;

•	Management succession;

•	Reviewing and approving the annual operating plan prepared by management;

•	Monitoring performance in comparison to the operating plan;

•	Considering topics relevant to the Company’s ability to carry out its strategic plan;

•	Reviewing the Company’s investor relations program; and

•	Reviewing and approving proposed major commitments of corporate resources.

The Board’s involvement in risk oversight involves the Audit Committee, the Compensation Committee, and the full Board of Directors. The Audit Committee reviews materials on a quarterly basis to address the identification and status of major risks to the Company. The Compensation Committee reviews compensation structures and programs to assure that they do not encourage excessive risk taking for compensation purposes, which could result in material adverse effects upon the Company. At meetings of the full Board of Directors, major risks are identified to Board members, and the Chairs of the Audit and Compensation Committees report on the activities of the committees.

Board Leadership Structure and Communication with Independent Directors

Since November 2004, Mr. Kasnet, an independent director, has served as Chairman of the Board and presides at regular meetings of the Board. The roles of Chairman of the Board and Chief Executive Officer are held separately. The Board believes that this structure is appropriate because it results in a balanced leadership, combining an independent Chair with members of management involved in the day-to-day operation of the Company’s business. No single leadership model is right for all companies and at all times. As a result, the Board recognizes that depending on the circumstances other leadership models might be appropriate. Accordingly, the Board will periodically review its leadership structure.

Members of the Board are kept informed of the Company’s business through discussions with the Company’s Chief Executive Officer (the “CEO”) and other senior officers, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. The Board’s independent directors meet regularly in executive session without management participation. This encourages open discussion.

Share Ownership Guidelines for Independent Directors

On November 17, 2009, the Board adopted guidelines for independent directors to own and hold, as a minimum, that number of shares of the Company’s Common Stock having a market value of at least two times the director’s annual retainer upon the later of (a) three years after the date of original adoption of the guidelines or (b) three years after becoming a director. Each director should make incremental progress toward the ownership goal over the course of the applicable period. The Board believes that these ownership expectations are an important tool in aligning the interests of the Company’s independent directors with the long-term interests of stockholders.

Director Independence

The Board has analyzed the independence of each director who served on the Board during 2013 or who has since joined the Board and has determined that, with the exception of Messrs. Condella Patel, and Wilkinson (who is no longer serving on our Board), each director qualifies, or qualified in the case of Mr. Wilkinson, as an “independent” director under the applicable Nasdaq Marketplace Rules, including that each such director is free (or was free) of any relationship that would interfere with his or her individual exercise of independent judgment.

All of the Company’s committees are comprised solely of independent directors.

Communications with the Board

The Board has implemented a process by which the Company’s stockholders can communicate directly with independent directors of the Board. The Company’s stockholders who want to communicate with the Board or any individual director may write to:

Columbia Laboratories, Inc.

4 Liberty Square

Boston, Massachusetts 02109

Attn: Board of Directors

                - or -

directors@columbialabs.com

The letter should include a statement indicating that the sender is a stockholder of the Company. The Company’s Chief Financial Officer will review all stockholder letters to the Board and depending on the subject matter will:

•	Promptly forward any letter that deals with the function of the Board or committees of the Board (or is otherwise appropriate for Board attention) to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information about the Company and stock-related matters; or

•	Not forward the letter if it relates to an improper or irrelevant topic.

The Chief Financial Officer or another member of management will, at each meeting of the Board, present a summary of all letters received since the last meeting that were not forwarded to the Board and will make those letters available to the Board upon request.

Meetings and Attendance During 2013

The Board held 12 meetings in 2013. The Board has three standing committees, as described below. Each director who served as a director during 2013 participated in 75% or more of the meetings of the Board and of the committees on which he or she served during the year ended December 31, 2013 (during the period that such director served). We encourage our Board members to attend the Annual Meeting of Stockholders. All of our directors attended the 2013 Annual Meeting of Stockholders. At each regular meeting of the Board, the independent directors meet in private without members of management.

Committees of the Board

The Board has the following three committees: (1) Audit Committee, (2) Compensation Committee, and (3) Nominating and Corporate Governance Committee. The Board has adopted a written charter for each of these committees. The committee charters are posted on our corporate website, and are accessible at www.columbialabs.com under the “Investors” tab.

Below is a description of the duties and composition of each standing committee of the Board. Directors hold committee memberships for a term of one year.

Audit Committee

The primary function of the Audit Committee is to oversee Columbia’s reporting processes on behalf of the Board and to report the results of its activities to the Board. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process, including the review of the financial reports and other financial information provided by the Company to governmental or regulatory bodies, the public or other users, and internal control systems (including any material weaknesses, significant deficiencies and significant changes in internal controls reported to the Audit Committee by the outside auditor or management);

•	Approve the engagement of the Company’s independent registered public accounting firm;

•	Review and appraise the audit efforts of the Company’s independent registered public accounting firm;

•	Provide an open avenue of communication among the Company’s independent registered public accounting firm and financial and senior management of the Company;

•	Review financial press releases;

•	Review and address conflicts of interests of the Company’s directors and executive officers;

•	Review materials to identify and address the status of major risks to the Company; and

•	Monitor, review, and recommend actions relating to transactions and dealings with related parties.

The Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board on May 12, 2004, and further amended on April 30, 2013. While the Audit Committee has the powers and responsibilities set forth in its charter, it is not the responsibility of the Audit Committee to plan or conduct audits, or to determine that Columbia’s financial statements are complete and accurate or are in compliance with generally accepted accounting principles. This is the responsibility of management and the Company’s independent registered public accounting firm.

All of the members of the Audit Committee who served on this committee during 2013 or who have since been appointed to this committee have been determined by the Board to be independent within the meaning of the applicable Nasdaq Marketplace Rules and Section 10A-3(b)(1) of the Exchange Act. The Company has identified each of Messrs. Blechschmidt and Hunter as an “audit committee financial expert” as that term is defined in applicable regulations of the SEC.

Members: Mr. Blechschmidt (chair), Ms. Andrews, Mr. Hunter, and Mr. Kasnet                      Meetings last year: 6

As previously noted, Mr. Blechschmidt will not stand for re-election at the Annual Meeting.

Compensation Committee

Information about the Compensation Committee can be found below under the heading “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee provides assistance to the Board in identifying, screening, and recommending qualified candidates to serve as directors of Columbia. The Committee also oversees matters of corporate governance and provides counsel to the Board with respect to Board organization, membership, and function. The Nominating and Corporate Governance Committee acts pursuant to the Nominating and Corporate Governance Committee Charter adopted by the Board on August 16, 2004.

The Nominating and Corporate Governance Committee is responsible for proposing to the Board nominees for election or reelection to the Board based upon recommendations from the Chairman, the CEO, other Board members, and Columbia stockholders.

All of the members of the Nominating and Corporate Governance Committee who served on the committee during 2013 or who have since been appointed to the Committee have been determined by the Board to be independent within the meaning of the applicable Nasdaq Marketplace Rules.

Members: Mr. Kasnet (chair), Ms. Andrews, and Mr. Blechschmidt.                      Meetings last year: 1

As previously noted, Mr. Blechschmidt will not stand for re-election at the Annual Meeting.

Director Nominations

Board candidates are considered by the Nominating and Corporate Governance Committee on a case-by-case basis. A candidate for election to the Board must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care in his or her representation of the interests of stockholders. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, and transactions regarding the Company’s industry. In general, preferred candidates will currently hold, or have recently held, an established executive level position and have extensive experience in business, finance, law, science, research, or government. The Nominating and Corporate Governance Committee will consider these criteria for nominees identified by the Committee, by stockholders, or through other sources. When current Board members are considered for nomination for reelection, the Nominating and Corporate Governance Committee will take into consideration their prior Board contributions and performance as well as the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities. The Nominating and Corporate Governance Committee will make a preliminary assessment of each proposed nominee based upon the résumé and biographical information, an indication of the individual’s willingness to serve, and other relevant information. This information will be evaluated against the criteria set forth above and the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee will determine which nominee(s) to submit for election. The Nominating Committee will use the same process for evaluating all nominees, regardless of the original source of the nomination.

The Nominating and Corporate Governance Committee and the Board believe that diversity along multiple dimensions, including opinions, skills, perspectives, personal and professional experiences and other differentiating characteristics, is an important element of its nomination recommendations. The Board considers each nominee in the context of the Board as a whole, with the objective of assembling a Board that can best maintain the success of the Company’s business. Although the Board does not have a formal diversity policy, the Nominating and Corporate Governance Committee and the Board periodically review the Board’s membership in light of the Company’s business and strategic objectives, consider whether the directors possess the requisite skills, experience and perspectives to oversee the Company in achieving those goals, and may seek additional directors from time to time as a result of its considerations.

The Nominating and Corporate Governance Committee has adopted a policy that does not permit a non-employee director to be nominated for election as a director at the next Annual Meeting of Stockholders if the director will attain the age of 72 during the term for which he or she would be nominated.

Executive Officers

Our Executive Officers as of March 14, 2014, were as follows:

Name	Age	Position with the Company
Frank C. Condella, Jr.	59	President and Chief Executive Officer
Jonathan Lloyd Jones	53	Vice President and Chief Financial Officer
Dr. Nikin Patel	41	Chief Executive Officer, Molecular Profiles Ltd.

Officers serve at the discretion of the Board. There is no family relationship between any of the executive officers or between any of the executive officers and the Company’s directors. There is no arrangement or understanding between any executive officer and any other person pursuant to which the executive officer was selected.

Frank C. Condella, Jr. For Mr. Condella’s biography, please see above under “Board of Directors.”

Jonathan Lloyd Jones. Mr. Lloyd Jones has served as our Vice President and Chief Financial Officer since January 2013. He has over 25 years of corporate development and finance experience. He has led negotiations, valuation and diligence teams that developed and executed over $2 billion of biotechnology and pharmaceutical company mergers and acquisitions, financing and licensing transactions. From June 2011 to April 2012, he served as chief financial officer and vice president of corporate development at TetraLogic Pharmaceuticals, a venture capital-funded biotechnology company. From 2006 to 2010, Mr. Lloyd Jones was vice president of finance at TransMolecular, Inc. During the prior 10 years, he was employed by Genzyme as a senior director of corporate development. Earlier in his career Mr. Lloyd Jones headed banking and financial operations at The Royal Bank of Scotland (Nassau) Ltd., part of the Royal Bank of Scotland Group. None of the organizations at which Mr. Lloyd Jones was employed are affiliates of the Company. Mr. Lloyd Jones holds an MBA degree from The Wharton School of the University of Pennsylvania and is a member of the Institute of Chartered Accountants in England & Wales.

Dr. Nikin Patel. For Dr. Patel’s biography, please see above under “Board of Directors.”

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, executive officers (including our CEO and our Chief Financial Officer and principal accounting officer), and employees of the Company. The Code was filed as Exhibit 14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Our Code of Business Conduct and Ethics is posted on our corporate website, www.columbialabs.com. We will provide an electronic or paper copy of this document free of charge upon request. If, in the future, we should amend our Code of Business Conduct and Ethics or grant a waiver to our CEO or our Chief Financial Officer and principal accounting officer with respect to our Code of Business Conduct and Ethics, then we will post the amendment or a description of the waiver in the “Investor” section of our corporate website, www.columbialabs.com, or in a Current Report on Form 8-K.

Certain Relationships and Related Party Transactions

We have a policy against our directors, officers, employees, and consultants entering into transactions that present actual or potential conflicts of interests. A conflict of interest can arise when a director, officer, employee, or consultant takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when a director, officer, employee, or consultant (or his or her family members) receives improper personal benefits as a result of the director’s, officer’s, employee’s, or consultant’s relationship to us. This policy is reflected in our Code of Business Conduct and Ethics. In addition, the Audit Committee of the Board, pursuant to its charter, is responsible for reviewing and addressing conflicts of interest of directors and executive officers; as well as monitoring and reviewing (including discussing with management and the independent auditor) and, if appropriate, recommending to the full Board the approval or ratification of any transactions or courses of dealing with related parties that are required to be disclosed pursuant to SEC Regulation S-K, Item 404.

On July 2, 2010, the Company completed the sale to Coventry acquisition, LLC (“Coventry”), an indirect subsidiary of Actavis, Inc. (“Actavis”), pursuant to the terms of that certain Purchase and Collaboration Agreement, dated as of March 3, 2010 (the “Purchase Agreement”), among the Company, Coventry and Actavis, of (i) substantially all of its assets primarily relating to the research, development, regulatory approval, manufacture, distribution, marketing, sale and promotion of pharmaceutical products containing progesterone as an active ingredient, including CRINONE® 8% progesterone gel, CRINONE® 4% progesterone gel, PROCHIEVE® 4% progesterone gel and PROCHIEVE® 8% progesterone gel, each sold by the Company in the United States (collectively, the “Progesterone Products”), including certain intellectual property, promotional materials, contracts, product data and regulatory approvals and regulatory filings (the “Purchased Assets”), and (ii) 1,400,000 shares of the Company’s Common Stock. The parties to the Purchase Agreement entered into various ancillary agreements to the Purchase Agreement, including, without limitation, a supply agreement (the “Supply Agreement”), which was subsequently terminated on November 11, 2013. Former director, G. Frederick Wilkinson, is the president of Global R&D, Actavis Specialty Brands.

Since January 1, 2013, the Company has received $3,902,173 in revenues from Actavis pursuant to the Purchase Agreement and Supply Agreement.

On March 6, 2014, the Company entered into a stock purchase agreement with Coventry, pursuant to which the Company purchased all 1,400,000 shares of the Company’s Common Stock then held by Coventry in a privately negotiated transaction at $6.08 per share, for a total purchase price of $8,509,060.

Compensation Discussion and Analysis

Introduction

Our Compensation Committee (which is referred to herein as the “Committee” or as the “Compensation Committee”) provides assistance to the Board in fulfilling its responsibility to oversee and participate in the creation and administration of executive compensation programs and practices. Responsibilities of the Committee include, among other things:

•	Review and determination of the annual salary of the Company’s CEO and other executive officers;

•	Review and approval of the Company’s management incentive compensation policies and programs; and

•	Review and approval of equity compensation programs for the Company’s employees, directors and consultants, including grants of options, restricted stock and other awards thereunder.

The Committee acts pursuant to the Compensation Committee Charter adopted by the Board of Directors on September 16, 2011, which was recently amended on January 30, 2014. This Charter can be found on our corporate website, www.columbialabs.com.

The current members of our Compensation Committee are Valerie L. Andrews (Chair), Cristina Csimma, Pharm D and Dr. Frank Armstrong, who was appointed to the committee in October 2013. Edward A. Blechschmidt served on the Compensation Committee through October 2013. Each of these individuals was determined by the Board to be independent within the meaning of the applicable Nasdaq Marketplace Rules at the time they served on the Committee.

The Committee meets at regularly scheduled times during the year and on an ad hoc basis as business needs necessitate. In 2013, the Committee held 3 meetings. The Committee has the authority under its charter to retain independent consultants and legal counsel to provide guidance on matters related to executive compensation and other related matters; provided, however, that the Committee must take into account certain independence factors outlined in the Nasdaq Marketplace Rules in making their selections. The Committee did not retain independent consultants or legal counsel in 2013.

Risk Assessment

The Compensation Committee regularly undertakes a qualitative assessment of the extent to which the Company’s compensation program encourages or may aggravate or mitigate unnecessary or excessive risk-taking behavior by executive officers. The Compensation Committee has concluded that the Company’s executive compensation program maintains an appropriate balance between risks and rewards.

Executive Compensation Philosophy and Objectives

Our compensation program for the individuals named in the Summary Compensation Table (the “named executive officers”) is designed and implemented based on our pay-for-performance compensation philosophy. Our named executive officers for 2013 were Frank C. Condella Jr., President and Chief Executive Officer (“CEO”); Jonathan Lloyd Jones, Vice President and Chief Financial Officer; and Dr. Nikin Patel, Chief Executive Officer, Molecular Profiles Ltd., a wholly-owned subsidiary of the Company.

We strive to adhere to our pay-for-performance philosophy by differentiating the pay and rewards of our executive officers based on their demonstrated performance and potential to contribute to the long-term success of the Company. Competing for talent in the rapidly changing and increasingly competitive pharmaceutical industry is both challenging and critical to our success. We need and want the best people to be excited and motivated to work at Columbia and to understand that their rewards are driven by the Company’s performance and by their individual contributions to the Company’s performance. The quality of the Company’s talent is a key component of long-term stockholder value.

The Company has entered into employment agreements with each of its named executive officers because we believe that they are a fair and effective way to maintain focus on our business in the face of market and other volatility in our industry. Mr. Condella’s employment agreement provides for severance only in the context of a change of control. Mr. Lloyd Jones’ agreement provides for severance in the context of a change in control, as well as a termination without cause or for good reason. Dr. Patel’s employment agreement provides for severance in the event the Company elects to terminate his employment with less than six months’ prior written notice.

We have established a total rewards framework that supports our compensation philosophy through the following objectives:

•	to afford our executives a competitive total rewards opportunity comparable to organizations with which we compete for executive talent;

•	to allow us to attract and retain executives who can perform and succeed in our fast-paced and challenging environment; and

•	to deliver compensation in a cost-efficient manner that aligns employees’ rewards with stockholders’ long-term interests.

Compensation Program Elements and Pay Level Determination

The Committee undertakes discussions and assessments of compensation-related programs and the performance of management throughout the year. Early in the Company’s fiscal year, the Committee reviews and recommends base salaries, annual cash incentive bonus payments, and equity incentives for all executive officers based on the prior year’s performance, which are then approved by all non-employee directors.

As part of the review process, the CEO provides to the Committee an individual assessment of the major accomplishments of each executive officer over the prior year and recommends compensation for each executive officer. The Committee evaluates the performance of our CEO and recommends to the Board for its approval all compensation elements and amounts to be awarded to our CEO. Our CEO, who is a member of the Board of Directors, does not participate in Board decisions relating to his own compensation. The key metrics we use to measure the performance of our executive officers can be grouped in the following categories:

•	Financial—We evaluated measures of our financial performance to include such matters as expense management and cash flow metrics.

•	Strategic—We monitor the performance of our executive officers in furthering the strategic success of the Company. This included increasing our market capitalization which was furthered by evaluating and establishing new partnership opportunities.

•	Operational—We include operational measures in our determination of success, including the quality of our leadership development and teamwork, and establishing that the Company is positioned to operate effectively and efficiently.

The Committee considers the recommendations of the CEO and other information (including each executive’s significant accomplishments, external competitiveness, Company performance, progress towards strategic objectives, and internal equity among executive officers) and applies its knowledge and discretion to determine the compensation for each executive officer.

Public Company Peer Group

To understand external competitiveness, the Committee compares each element of total compensation against a peer group of publicly traded pharmaceutical and biotechnology companies. Company management recommends a list of companies as the peer group, factoring in stage of development, types of products sold or developed, market capitalization, revenues, and number of employees. The Committee reviews the list of companies and determines the peer group composition as it deems appropriate and reasonable. For 2013 the Committee determined the final peer group to consist of 7 publicly-traded companies. The Committee considers the mean and median base salaries, annual incentive bonuses, and equity awards paid to executives of the peer group of companies in relation to the Company’s executive compensation, as well as the background, education, and experience of each named executive officer.

The following companies comprised our 2013 public company peer group.

Albany Molecular, Research, Inc.	AMRI
ANI Pharmaceuticals, Inc.	ANIP
Antares Pharma, Inc.	ATRS
BioDelivery Sciences International, Inc.	BDSI
Elite Pharmaceuticals, Inc.	ELTP
Pain Therapeutics, Inc.	PTIE
Pozen, Inc.	POZN

The Role of Stockholder Say-on-Pay Votes.

As required by Section 14A of the Exchange Act, the Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of stockholders held in May 2013, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes that this result affirms the stockholders’ support for the Company’s approach to executive compensation, and, therefore, the Company did not make any changes to its approach to executive compensation in 2013. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future decisions regarding the compensation of its executive officers.

Components of our Executive Compensation Program

Total compensation for our named executive officers generally consists of a mix of cash and equity awards. Base salaries and discretionary annual incentive bonuses are paid in cash. Long-term incentives consist of equity awards of stock options. Named executive officers also receive standard employee benefits.

Each component of compensation and selected benefits is summarized in the table below.

Component	Purpose/Description
Base salary	Competitive fixed income for performance of day-to-day responsibilities. Paid semi-monthly for U.S. employees; monthly for UK employees.
Annual incentive bonus	Rewards achievement of annual goals that support short-term (annual) business objectives. Paid in cash after the relevant fiscal year.
Equity compensation	Fosters a culture of ownership, aligns compensation with stockholder interests, and promotes long-term retention with the Company. Consists primarily of the stock awards.
Stock options	Provide compensation tied to the price of our Common Stock. The awards generally vest in increments of 25% on each of the first four anniversaries of the grant date and have no intrinsic value if our Common Stock price is below the exercise price.
Benefits	Standard employee benefits, such as health, dental, vision, short- and long-term disability, and life insurance.
Retirement Benefits	Standard employee 401(k) Plan. The Company’s safe harbor non-elective contribution to the savings plan is in the amount equal to 3% of base salary up to the statutory maximum.
Perquisites	None.

While the general mix of each compensation component is considered in the design of our total compensation program, the Committee does not target a specific mix of pay either in its program design or in its compensation determinations. By design, our executive officers have more variability in their compensation than non-executives, to more closely tie their compensation to the Company’s overall performance. Company management also provides the Committee a tally sheet for each executive officer that sets forth all components of the executive’s compensation, including salary, cash bonus, value of equity compensation, the dollar value to the executive and cost to the Company of all benefits, and the actual projected payout obligation under potential severance and change-in-control scenarios. The tally sheets show the impact of the proposed award or payment on each compensation component and on aggregate compensation. The Committee also compares each element of total compensation against our peer group of publicly traded pharmaceutical and biotechnology companies. The Committee makes all executive compensation recommendations and decisions with reference to the provided tally sheets, and our peer group, with a goal of establishing and administering an overall executive compensation program that is fair and reasonable both to our executives and our stockholders.

Base Salary

We pay our executive officers base salaries to provide a baseline level of compensation that is both competitive with the external market and our peer group, and commensurate with each executive officer’s past performance, experience, responsibilities, and skills. The base salary levels of our executive officers may be increased from time to time to recognize external competitive compensation levels, internal pay equity, and individual contributions and performance.

Changes in Base Salaries for 2014

Generally, the Committee compares our executive officers’ base salaries with base salaries of individuals in comparable positions at the peer group companies. In connection with determining the base salary levels for the Company’s executive officers, the Committee compares their total cash compensation (i.e. base salary plus target annual bonus) to total cash compensation of individuals in comparable positions at the peer group companies. Following its review, the committee determined that no salary increases would be given for 2014. However, the Committee expects to continue to monitor the peer group companies and will adjust its salary recommendations if appropriate.

2013 Annual Cash Incentive Bonus

We maintain an annual cash incentive program (the “Incentive Plan”), the purpose of which is to motivate and reward the attainment of annual Company and individual performance. For all participants, annual incentive opportunities, which are expressed as a percentage of base salary, can range from 0% to 150% of targeted levels, depending on the degree of attainment of pre-established Company goals for that particular year. Bonus targets for 2013 for Messrs. Condella and Lloyd Jones were 70% and 40% of base salary, respectively, pursuant to their individual employment agreements. Dr. Patel, pursuant to his employment agreement, has a target bonus of 70% pro-rated from the date of acquisition.

Actual payouts under the Incentive Plan are recommended by the Committee to the Board based on achievement of corporate goals, overall individual performance, and the broad discretion of the Committee and Board. Our corporate goals are jointly established at the beginning of each year by management and the Committee and are approved by the Committee and the Board. Once the corporate goals are finalized and approved by the Board, they are clearly communicated to executives. Executives are aware of the overall bonus program, targets, annual goals, and performance measures that impact the annual bonus payout.

The extent to which corporate goals are achieved is assessed by the Committee with input from the CEO and other members of management. The Committee considers the following in assessing cash bonuses:

•	The extent to which corporate goals are achieved or exceeded, and

•	The overall success of the Company throughout the year as determined by factors such as progress in key programs, execution of the strategic plan, and share price.

The following table summarizes the Company’s goals for 2013 and the Committee’s determination with respect to the achievement level of each such goal.

Company Goal	Weight	Results	Achievement
Manage operating expenses and cash flow to budget	30%	Goal Met	30%
Take actions that result in a significant increase in market capitalization by December 31, 2013.	50%	Goal Met	50%
Maintain performance of the financial and accounting group throughout the relocation of the head office ensuring timely reporting with no material weaknesses.	10%	Goal Not Met	0%
Maintain performance of all supply chain activities while relocating QA employees to the UK	10%	Goal Met	10%
Total	100%		90%

The Committee recognized the Company’s achievement of 2013 goals at 90% in the aggregate. Based on this determination, the 2013 bonus payments made to the named executive officers were as follows:

Name	Position	2013 Target Bonus	2013 Bonus
Frank C. Condella, Jr.	President and Chief Executive Officer	$238,000	$214,200
Jonathan Lloyd Jones	Vice President and Chief Financial Officer	$114,000	$102,600
Dr. Nikin Patel(1)	Chief Executive Officer, Molecular Profiles Ltd.	$86,587	$86,587

(1)	Dr. Patel’s bonus was pro-rated from Molecular Profiles previous year-end at July 31, 2013. His bonus payment is related to achievements of goals by the Company’s wholly-owned subsidiary, Molecular Profiles, Ltd. The amounts shown for 2013 represent amounts that were paid in British pound and converted to U.S. dollars for purposes of this table using an exchange rate as of December 31, 2013 of 1.649077 U.S. dollars for each British pound.

Equity Compensation

An equity compensation program is provided to all employees to foster a culture of ownership, align compensation with stockholder interests, and promote long-term retention with the organization. Each year the Committee determines the types of awards to be used for equity compensation. In doing so, the Committee considers the ability of each type of award to achieve key compensation objectives (such as employee retention, motivation, and attraction), the needs of the business, competitive market practices, dilution, and expense constraints, as well as tax and accounting implications.

The exercise price for each stock option awarded under the Columbia Laboratories, Inc. 1996 Long-Term Performance Plan (as amended, the “1996 Plan”) and the Columbia Laboratories, Inc. Amended and Restated 2008 Long-Term Incentive Plan (as amended, the “2008 Plan”) must be equal to or greater than the fair market value (i.e. the average of the high and low prices for the 1996 Plan and the closing price for the 2008 Plan) of the Company’s Common Stock on the Nasdaq Global Market on the date of grant. The 2008 Plan was adopted by the stockholders at the 2008 Annual Meeting and supplants the 1996 Plan for all grants following the adoption of the 2008 Plan. We refer to the 2008 Plan and the 1996 Plan, collectively, as our “Long-term Performance Plans.” Stock option grants are generally approved at Board and Committee meetings that are generally scheduled a year in advance and scheduling decisions are made without regard to anticipated financial reporting dates or other major announcements by the Company.

Newly hired employees, including executive officers, may be granted options effective on the first day of employment, with such options having an exercise price set at the fair market value (i.e. the closing price) for our Common Stock on the Nasdaq Global Market on the employment start date. The employees’ start dates are scheduled without regard to anticipated financial reporting dates or other major announcements by the Company.

We have historically made an annual grant of employee stock options at the time of the annual review of each executive’s performance, usually in February or early March. Generally, option grants vest over four years to provide an incentive for employees to remain with the Company and to increase stockholder value.

In determining the equity awards for 2013, the Committee concluded as follows: (1) the equity awards should be comparable to those provided by our peer group of companies; (2) the aggregate grants should be limited, so as not to exceed a predetermined dilution effect; and (3) the grants to executive officers should be within a range that is appropriate from a Company-wide internal fairness perspective.

The table below reflects the equity awards granted to the named executive officers in 2013. Mr. Condella’s award was granted to him on March 1, 2013. Mr. Lloyd Jones’ award was granted to him on January 21, 2013, when he joined the Company. Dr. Patel did not receive an equity award in 2013. The options have a seven-year term and vest at the rate of 25% on the one year anniversary of the grant date (the “Initial Vesting Date”), and each of the three subsequent anniversaries of the Initial Vesting Date.

Name	Position	2013 Options granted at Fair Market Value
Frank C. Condella, Jr.	President and Chief Executive Officer	37,500
Jonathan Lloyd Jones	Vice President and Chief Financial Officer	25,000
Dr. Nikin Patel	Chief Executive Officer, Molecular Profiles Ltd.	—

Benefits and Perquisites

All named executive officers are offered the standard benefits that are offered to other full-time employees of the Company. For U.S. employees, these standard benefits include health, dental, vision, and life insurance, and both short- and long-term disability. In addition, the Company offers a 401(k) plan and contributes a safe harbor non-elective contribution in an amount equal to 3% of the employee’s base salary up to the statutory maximum.

Under the terms of his employment agreement, Dr. Patel is entitled to a 3% retirement plan contribution (of gross annual salary) from the Company and also receives standard health benefits.

The Company does not provide perquisites for our executive officers.

Termination or Change in Control

The Company has entered into employment agreements with each of its named executive officers. Pursuant to these agreements, each of the named executive officers has agreed to certain confidentiality and non-competition provisions. The employment agreements for Messrs. Condella and Lloyd Jones both incorporate an executive change in control severance agreement. The change in control severance agreements provide for payments to be made to the executives if they are terminated, following a change in control of the Company, “without cause,” or for “good reason,” as those terms are defined in the executive change in control severance agreements (“double-trigger”). Mr. Lloyd Jones’ employment agreement also provides for severance if his employment is terminated “without cause” or by him for “good reason,” as those terms are defined in his employment agreement.

Dr. Patel’s employment agreement provides for severance in the event the Company elects to terminate his employment with less than six months’ prior written notice.

We believe agreements of this type can be important components of our effort to recruit and retain senior executives, particularly for companies at our stage of development and in our relatively high-risk industry.

A further discussion of the terms and payouts under each of these agreements is set forth below under the heading Potential Payments upon Termination or Change in Control.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and its other named executive officers (other than its chief financial officer), unless certain conditions are met. To the extent feasible, we structure executive compensation to preserve deductibility for federal income tax purposes. In this regard, our equity incentive plans are designed to preserve, to the extent otherwise available, the deductibility of income realized pursuant to these plans. Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interest of the Company.

Compensation Committee Report

The Compensation Committee evaluates and establishes compensation for executive officers and oversees the Company’s compensation policies, the Long-term Performance Plans, Incentive Plan, and other benefit programs. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. We have reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on the review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Valerie L. Andrews, Chair

Dr. Frank Armstrong

Dr. Cristina Csimma

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table (for Fiscal Years 2013, 2012 and 2011)

Name and principal position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compen- sation(2) ($)	All Other Compen- sation(3) ($)	Total ($)
Frank C. Condella, Jr. President and Chief Executive Officer	2013	340,000	132,375	214,200	29,159	715,734
	2012	325,000	145,134	113,750	64,227	648,111
	2011	325,000	573,806	170,625	88,356	1,157,787
Jonathan Lloyd Jones Vice President and Chief Financial Officer	2013	271,115	88,250	102,600	21,310	483,275
Dr. Nikin Patel(4) Chief Executive Officer, Molecular Profiles Ltd.	2013	86,017	—	86,587	7,987	180,591

(1)	This column represents the grant date fair values of the stock options awarded in 2013, 2012 and 2011, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). See Note 2 to the consolidated financial statements included in our 2013 Annual Report, regarding the assumptions underlying the valuation of our equity awards. The Company had estimated a 15% rate for forfeitures before 2012; during 2012, the forfeiture was changed to a 0% rate. In 2012, 25,313 options were forfeited by executive officers.
(2)	This column represents incentive compensation earned under the Company’s Incentive Plan. For the fiscal year ended December 31, 2013, the Compensation Committee recommended and the Board agreed to recognize a 90% achievement of the 2013 corporate goals.
(3)	The amounts reported in this column include the Company’s safe harbor non-elective contribution to the named executive officers’ 401(k) savings account in the amount equal to 3% of base salary.

For Mr. Condella, the amounts reported in this column for 2011 and 2012 also include an additional payment of $2,000 per month in lieu of receiving group medical, dental and vision benefits that are available to other employees. In addition, Mr. Condella received $22,598 for commuting expenses and a gross-up payment of $10,129 in 2012 and $10,576 for commuting expenses and a gross-up payment of $5,559 in 2011.

(4)	For Dr. Patel, the amounts shown for 2013 represent amounts that were paid in British pound and converted to U.S. dollars using an exchange rate as of December 31, 2013 of 1.649077 U.S. dollars for each British pound. These amounts are a representation of compensation paid or earned from September 12, 2013 to December 31, 2013.

Total Realized Compensation

To supplement the SEC-required disclosure in the Summary Compensation Table set forth above, we have included the additional table below, which shows “Total Realized Compensation” representing the total compensation realized by each named executive officer in each of the years shown. Total compensation as calculated under SEC rules and, as shown in the Summary Compensation Table, includes several items that are driven by accounting assumptions, which are not necessarily reflective of compensation actually realized by the named executives in a particular year. The amounts reported in the Total Realized Compensation column differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for those Total amounts. Total Realized Compensation represents: (1) Total compensation, as determined under applicable SEC rules, minus (2) the aggregate grant-date fair value of restricted stock awards and stock option awards (as reflected in the Stock Awards columns and Option Awards column), plus (3) the value realized in the applicable year from the vesting of restricted stock and exercises of stock options.

Name and Principal Position	Year	Total Realized Compensation
Frank C. Condella, Jr.	2013	$583,359
President and Chief Executive Officer	2012	$502,977
	2011	$567,845
Jonathan Lloyd Jones	2013	$395,025
Vice President and Chief Financial Officer
Dr. Nikin Patel(1)	2013	$180,591
Chief Executive Officer, Molecular Profiles Ltd.

(1)	The amount shown in the table above for Dr. Patel has been converted from British pounds to U.S. dollars using an exchange rate as of December 31, 2013 of 1.649077 U.S. dollars for each British pound. These amounts are a representation of compensation paid or earned from September 12, 2013 to December 31, 2013.

2013 Grants of Plan-Based Awards Table

The following table provides information about equity and non-equity awards granted to the named executive officers in 2013.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/share)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Frank C. Condella, Jr. President and Chief Executive Officer		—	238,000	357,000
	3/1/2013	—	—	—	37,500	4.96	132,375
Jonathan Lloyd Jones Vice President and Chief Financial Officer		—	114,000	171,000
	1/21/2013	—	—	—	25,000	4.96	88,250
Dr. Nikin Patel Chief Executive Officer, Molecular Profiles Ltd.(5)	—	—	86,587	129,881	—	—	—
	—	—	—	—	—	—	—

(1)	These columns show the range of possible payouts for 2013 annual incentive compensation granted under the Incentive Plan as described in the section titled “2013 Annual Cash Incentive Bonus” in the “Compensation Discussion and Analysis” section above. The actual payout is reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.
(2)	Represents the number of shares underlying stock option awards that were granted to the named executive officers in 2013 under the 2008 Plan. These awards have a seven year term. Pursuant to the terms of these awards, 25% of the shares underlying each stock option vested on March 1, 2014 (the “Initial Vesting Date”) for Mr. Condella, and January 21, 2014 for Mr. Lloyd Jones, and 25% of the remaining shares will vest on each of the three subsequent anniversaries of the Initial Vesting Date subject to earlier vesting upon a change in control.
(3)	The exercise price is the closing price on the Nasdaq Global Market on the date of grant.
(4)

These amounts represent the grant date fair value of the stock option awards granted to the named executive officers in 2013, computed in accordance with the ASC Topic 718. See Note 2 to the consolidated financial statements included in our 2013 Annual Report, regarding the assumptions underlying the valuation of our equity awards.
(5)	The amount shown in the table above for Dr. Patel’s non-equity incentive plan award has been converted from British pounds to U.S. dollars using an exchange rate as of December 31, 2013 of 1.649077 U.S. dollars for each British pound. These amounts are a representation of compensation paid or earned from September 12, 2013 to December 31, 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information on the holdings of stock options and stock awards by the named executive officers as of December 31, 2013. The table includes unexercised and unvested option awards and unvested stock awards. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following this table, based on the option or stock award grant date. The market value of the stock awards is based on the closing market price of Columbia Common Stock as of December 31, 2013, which was $6.61 per share.

	Option Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(1) (#) Unexer- cisable(1)	Option Exercise Price ($)	Option Expiration Date
Frank C. Condella, Jr. President and Chief Executive Officer	12/11/2009	12,500	—	6.96	12/11/2016

	9/15/2010	38,280	5,468	8.56	9/15/2017
	2/7/2011	19,686	19,688	20.72	2/7/2018
	2/29/2012	9,843	29,531	5.28	2/29/2019
	3/1/2013	—	37,500	4.96	3/1/2020
Jonathan Lloyd Jones Vice President and Chief Financial Officer	1/21/2013	—	25,000	4.96	1/21/2020
Dr. Nikin Patel(2) Chief Executive Officer, Molecular Profiles Ltd.	—	—	—	—	—

(1)	Option Awards Vesting Schedule:

Grant Date	Vesting Schedule

9/15/2010	The remaining shares vest 9/15/2014.
2/7/2011	The remaining shares vested/vest as follows: 9,844 shares on 2/7/2014 and 9,844 shares on 2/7/2015.
2/29/2012	The remaining shares vested/vest as follows: 9,844 shares on 2/29/2014, 9,844 shares on 2/29/2015 and 9,843 shares on 2/29/2016.
1/21/2013	These shares vested/vest as follows: 6,250 shares on 1/21/2014, 6,250 shares on 1/21/2015, 6,250 shares on 1/21/2016 and 6,250 shares on 1/21/2017.
3/1/2013	These shares vested/vest as follows: 9,375 shares on 3/1/2014, 9,375 shares on 3/1/2015, 9,375 shares on 3/1/2016 and 9,375 shares on 3/1/2017.

(2)	Dr. Patel did not hold any outstanding equity awards as of December 31, 2013.

Option Exercises and Stock Vested in 2013

During 2013 the named executive officers did not exercise any stock options nor did any restricted stock vest.

Payments upon Termination or Change in Control

We have entered into employment agreements with each of our named executive officers: Messrs. Condella and Lloyd Jones. The employment agreements of Messrs. Condella, Lloyd Jones and Dr. Patel require us to provide to them cash compensation, benefits, and/or the acceleration of the vesting of equity awards in the event of their termination of employment, under certain circumstances.

Mr. Condella

Mr. Condella’s amended and restated employment agreement, effective May 4, 2010, as amended on March 1, 2011, provides as follows:

In the event of termination of employment of Mr. Condella by his death or resignation, by the Company without cause(1), or by his resignation for good reason(2), he will be entitled to the following:

Severance Payment	None
Benefits	(i) Pro-rated portion of the $2,000 monthly expense allowance through the effective date of termination(3) and (ii) Payment for accrued and unused vacation days.
Options	Full vesting of outstanding options to be exercisable for 180 days after termination (only in the case of (i) his termination without cause or (ii) his resignation for good reason).
Restricted Stock	Full vesting of all outstanding restricted stock grants (only in the case of (i) his death, (ii) his termination without cause or (iii) his resignation for good reason).
Salary	Base salary through the date of termination.
Expenses	Reimbursement for any previously unreimbursed business expenses.

In the event of termination of employment of Mr. Condella by the Company without cause or his resignation with good reason within six months after a change in control(4), he will be entitled to the following:

Severance Payment	Continuation of his base salary to be paid to him consistent with the Company’s normal payroll cycle commencing immediately after his termination for a period of six (6) months.
Benefits	(i) Pro-rated portion of the $2,000 monthly expense allowance through the effective date of termination(3) and (ii) payment for accrued and unused vacation days.
Options	Full vesting of outstanding options to be exercisable for 180 days after termination.
Restricted Stock	Full vesting of outstanding restricted stock grants.
Salary	Base salary through the date of termination.
Expenses	Reimbursement for any previously unreimbursed business expenses.

(1)	The employment agreement defines “cause” as (i) willful misconduct by the executive which is seriously harmful to the Company’s current and lawful business interests, (ii) executive’s conviction of a felony or misdemeanor, or (iii) executive’s refusal to carry out the directives of the Board of Directors.
(2)	The employment agreement defines “good reason” as (i) the failure of the Company to comply with any material provision of the agreement, or (ii) a material reduction in the executive’s job duties or responsibilities, or (iii) a change in executive’s job title, or (iv) a change in executive’s reporting relationship to the Board of Directors, or (v) a material diminution in executive’s status within the Company, and the Company has not cured such failure within 30 days after written notice of such noncompliance has been given by executive to the Company, or if such failure is not capable of being cured in such time, a cure shall not have been diligently initiated by the Company within such 30 calendar day period and the Company shall not have cured such failure within 60 calendar days thereafter.
(3)	Mr. Condella’s employment agreement allows for a pro-rated portion of $2,000 to cover monthly Company sponsored insurance programs. In 2013, Mr. Condella participated in the Company sponsored insurance programs and was therefore not eligible to receive this benefit.

(4)	The employment agreement defines “change in control” (“CIC”) to occur if an entity, or a group of entities acting together, acquires control of 50% or more of the Company’s voting securities with the power to elect a majority of the Board of Directors.

The following table describes the potential payments and benefits under the Company’s agreements and plans to which Mr. Condella would have been entitled upon termination of his employment had such termination occurred on December 31, 2013.

	Cash Severance Payment(1)	Vacation Pay(2)	Continuation of Medical/Welfare Benefits (present value)	Acceleration and Continuation of Equity Awards(3)	Total Termination Benefits
Death	N/A	$26,154	N/A	$0	$26,154
Voluntary resignation by employee without good reason	N/A	$26,154	N/A	$0	$26,154
Termination by the Company without cause or resignation by employee with good reason	N/A	$26,154	N/A	$114,242	$140,396
Termination by the Company without cause or resignation by employee for good reason after CIC	$170,000	$26,154	N/A	$114,242	$310,396

N/A—Not	Applicable
(1)	Payment of the amount of base salary for six months following the date of termination.
(2)	Assumes 20 vacation days. Unused and accrued vacation benefits are paid in a lump sum.
(3)	Represents the intrinsic value of unvested stock options on December 31, 2013, based on the difference between the closing market price of the Company’s Common Stock on December 31, 2013 ($6.61) and the applicable exercise price of all such stock options. Upon vesting, these stock options will be exercisable for 180 days after the date of termination (along with any previously vested stock options awards).

Mr. Lloyd Jones

Mr. Lloyd Jones’ employment agreement, dated January 15, 2013, provides as follows:

In the event of termination of employment caused by his death or resignation, by the Company with or without cause(1), by his resignation with good reason(2), or by the Company without cause or by his resignation with good reason within six months after a change in control(3) Mr. Lloyd Jones will be entitled to the following:

Severance Payment	Six months of final base salary following execution by him of a release of the Company (only in the case of (i) his termination without cause, (ii) his resignation for good reason, or (iii) his termination without cause or his resignation for good reason within six months after a change in control).
Benefits	Payment for accrued and unused vacation days.
Salary	Base salary through the date of termination.
Expenses	Reimbursement for any previously unreimbursed business expenses.

(1)	The employment agreement defines “cause” as (i) willful misconduct by the executive which is seriously harmful to the Company’s current and lawful business interests, (ii) executive’s conviction of a felony or misdemeanor, or (iii) executive’s refusal to carry out the directives of the Company’s chief executive officer.
(2)

The employment agreement defines “good reason” as : (i) a material reduction in the authorities, duties or job title and responsibilities associated with executive’s position; (ii) a decrease in base salary; (iii) an office relocation to a place 50 or more miles away from the company’s corporate headquarters; provided, however, that good reason shall not exist unless and until within 30 days after the event giving rise to good reason, executive delivers a written termination notice to the Company stating that an event giving rise to good reason has occurred and identifying with reasonable detail the event that constitutes good reason and the Company fails or refuses to cure or eliminate the event giving rise to good reason on or within 30 days after receiving that notice.
(3)	The employment agreement defines “change in control” (“CIC”) to occur if an entity, or a group of entities acting together, acquires control of 50% or more of the Company’s voting securities with the power to elect a majority of the Board of Directors.

The following table describes the potential payments and benefits under the Company’s agreements and plans to which Mr. Lloyd Jones would have been entitled upon termination of his employment had such termination occurred on December 31, 2013.

	Cash Severance Payment(1)	Vacation Pay(2)	Continuation of Medical/Welfare Benefits (present value)	Acceleration and Continuation of Equity Awards(3)	Total Termination Benefits
Death	N/A	$21,923	N/A	$0	$21,923
Voluntary resignation by employee without good reason	N/A	$21,923	N/A	$0	$21,923
Termination by the Company without cause or resignation by employee with good reason	$142,500	$21,923	N/A	$0	$164,423
Termination by the Company without cause or resignation by employee for good reason after CIC	$142,500	$21,923	N/A	$0	$164,423

N/A—Not	Applicable
(1)	Payment of the amount of base salary for six months following the date of termination.
(2)	Assumes 20 vacation days. Unused and accrued vacation benefits are paid in a lump sum.
(3)	Represents the intrinsic value of both vested and unvested stock options on December 31, 2013, based on the difference between the closing market price of the Company’s Common Stock on December 31, 2013 ($6.61) and the applicable exercise price of all such stock options. Upon vesting, these stock options will be exercisable for 180 days after the date of termination (along with any previously vested stock option awards).

Dr. Patel

Dr. Patel’s employment agreement provides for severance in the event the Company elects to terminate his employment with less than six months’ prior written notice. Had the Company elected to terminate his employment on December 31, 2013, with no prior written notice, Dr. Patel would have been entitled to receive $151,368.

2013 Director Compensation

Directors who are employees (Messrs. Condella and Dr. Patel), receive no additional compensation for serving on the Board. In 2013, we provided the following annual compensation to our non-employee directors.

Name of Director	Fees Earned and Paid in Cash1 ($)	Stock Awards2 ($)	Total ($)
Valerie Andrews	$55,000	$30,000	$85,000
Dr. Frank M. Armstrong	$12,000	$30,000	$42,000
Edward Blechschmidt	$55,000	$30,000	$85,000
Cristina Csimma	$40,000	$30,000	$70,000
Stephen Kasnet	$70,000	$30,000	$100,000
G. Frederick Wilkinson	—	—	—

(1)	This column reports the amount of cash compensation earned or paid in 2013 for Board and Committee service.
(2)	This column represents the aggregate grant date fair value of awards of restricted stock granted during the 2013 fiscal year, computed in accordance with ASC 718. The aggregate grant date fair value for the restricted stock awards to each director upon his or her reelection to the Board at the 2013 Annual Meeting of Stockholders was $30,000. The number of shares underlying each such award was determined by dividing $30,000 by the fair market value of the Company’s Common Stock on the date of the grant. Each independent director had an aggregate of 6,048 shares of unvested restricted Common Stock outstanding at 2013 fiscal year end, except for Mr. Armstrong, who had an aggregate of 3,891 shares of unvested restricted Common Stock.

The aggregate total number of shares underlying stock option awards and restricted stock awards outstanding at 2013 fiscal year-end for the non-employee directors are shown below:

Name	Number of Shares Underlying Options	Number of Restricted Shares
Valerie Andrews	1,500	6,048
Dr. Frank M. Armstrong	—	3,891
Edward Blechschmidt	1,875	6,048
Cristina Csimma	—	6,048
Stephen Kasnet	1,500	6,048
G. Frederick Wilkinson	—	—

2014 Director Compensation

The Company currently provides to non-employee directors reimbursement for expenses and the following compensation. (A Board Chair who also serves as a Committee Chair does not receive the Committee Chair retainer.)

Annual Director Retainer	$40,000
Additional Annual Retainer, Board Chair	$30,000
Additional Annual Retainer, Committee Chair	$15,000

Consists of a grant of the number of shares of Restricted Stock under the Company’s Long-Term Performance Plan determined by dividing $30,000 by the Fair Market Value of the Company’s Common Stock on the date of grant. Provided, however, if an insufficient number of shares of Restricted Stock are available for issuance under the Company’s Long-term Performance Plan, the balance of the value will consist of a grant of Stock Options to purchase shares of the Company’s Common Stock at the fair market value of the Company’s Common Stock on the date of grant determined by dividing the balance of the value by the fair value of a Stock Option on that date using the Black-Scholes option pricing model. The Restricted Stock and Stock Options vest at the next annual meeting of stockholders.

$30,000

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers served during fiscal year 2013 or currently serve, and the Company anticipates that none will serve, as a member of the Board of Directors or compensation committee of any entity (other than the Company) that has one or more executive officers that serves on the Company’s Board or the Compensation Committee.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2013. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board.

The Audit Committee is composed of four non-employee directors and operates under a written charter adopted and approved by the Board. The Board, in its business judgment, has determined that each Audit Committee member is “independent” as such term is defined under the applicable Nasdaq Marketplace Rules and under Section 10A(m)(3) of the Exchange Act. Columbia has identified Edward A. Blechschmidt as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of SEC Regulation S-K. The Audit Committee has sole authority to retain, oversee, and terminate the Company’s independent registered public accounting firm, to approve fees and other terms of the engagement, and to approve any permitted non-audit engagements with the independent registered public accounting firm.

The Company’s management has the primary responsibility for the preparation, presentation, and integrity of the Company’s financial statements and the accounting and reporting process, including the systems of internal controls, and procedures to assure compliance with applicable accounting standards and applicable laws and regulations.

The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to independently monitor and review these processes. However, the Audit Committee members are not professionals engaged in the practice of accounting or auditing, including, without limitation, with respect to auditor independence. The Audit Committee members must rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, although the Audit Committee members consult with and discuss these matters and their questions and concerns with management and the Company’s independent registered public accounting firm, the Audit Committee’s oversight cannot provide an independent basis to assure that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures consistent with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions cannot assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards; that the financial statements are presented in accordance with generally accepted accounting principles; or, that the Company’s independent registered public accounting firm is in fact “independent.”

In this context, the Audit Committee held 6 meetings during the year ended December 31, 2013. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, and the Company’s independent registered public accounting firm. The Audit Committee discussed with the Company’s independent registered public accounting firm, with and without management present, the results of their examinations and their evaluations of the Company’s financial statements.

In fulfilling the Committee’s oversight responsibilities, Committee members have reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013, with Columbia’s management and the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, including a discussion of their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

The Audit Committee also discussed with the Company’s independent registered public accounting firm matters related to the conduct of the audit of the Company’s financial statements and all items required by the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the Statement on Auditing Standards, No. 16, “Communications with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee’s discussions included a discussion of the background and experience of the independent auditor’s audit team assigned to Columbia and the quality control procedures established by the independent registered public accounting firm. The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and its management. The Audit Committee met with the independent registered public accounting firm with and without management present to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and the aforementioned meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC, and selected BDO USA, LLP, as the Company’s independent registered public accounting firm for fiscal year 2014.

AUDIT COMMITTEE:

Edward A. Blechschmidt, Chair

Valerie L. Andrews

Donald H. Hunter

Stephen G. Kasnet

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange, except to the extent that the Company specifically incorporates it by reference in such filing.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors will be elected by the stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. The accompanying form of proxy, when properly executed and returned to the Company, will be voted “FOR” the election as directors of the seven persons named below, unless the proxy contains instructions to the contrary. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Management has no reason to believe that any of the nominees is unable or unwilling to serve, if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board.

Nominees for the Board of Directors

The Board has nominated directors Andrews, Armstrong, Condella, Csimma, Hunter, Kasnet and Patel for election as directors. All of the nominees (except for Dr. Armstrong and Dr. Patel who both joined our Board in September 2013, and Mr. Hunter who joined our Board in February 2014) have served as directors since the last Annual Meeting. Information regarding the business experience of each nominee and his or her service on boards of directors of other public companies is provided in “Board of Directors and Corporate Governance”.

Except for Messrs. Condella and Patel, who are employees of the Company, the Board has determined that each director qualifies as an “independent” director under the applicable Nasdaq Marketplace Rules. The Board based this determination primarily on a review of the responses of the directors to questions regarding their employment, affiliations and family and other relationships.

Vote Required

The seven nominees for director who receive the highest number of votes “FOR” election by holders of our Common Stock and our Series B Preferred Stock that are entitled to vote at the Annual Meeting on the election of a director, voting together as a single class, will be elected as directors, provided that a quorum is present. Unless otherwise instructed, the Named Proxies will vote properly executed proxies received by them “FOR” each of the director nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MS. ANDREWS, DR. ARMSTRONG, MR. CONDELLA, DR. CSIMMA, MR. HUNTER, MR. KASNET and DR. PATEL.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

BDO USA, LLP, currently serves as the Company’s independent registered public accounting firm, and that firm conducted the audit of the Company’s accounts for fiscal year 2013. The Audit Committee has selected BDO USA, LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and the Board is asking stockholders to ratify that selection. Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders of the Company for ratification. Although the Sarbanes-Oxley Act of 2002, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of BDO USA, LLP, for ratification by stockholders as a matter of good corporate practice.

If a majority of votes cast on this matter are not cast in favor of the selection of BDO USA, LLP, the Audit Committee and the Board will reconsider the selection of such firm as the Company’s independent registered public accounting firm. Even if stockholders vote on an advisory basis in favor of the selection, the Audit Committee may, in its discretion, direct the selection of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

The Company expects that representatives of BDO USA, LLP, will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the votes cast by holders of shares of our Common Stock and Series B Preferred Stock represented at the Annual Meeting, voting together as a single class, is required to approve the ratification of the selection of BDO USA, LLP, as the Company’s independent registered public accounting firm for the current fiscal year. Unless otherwise instructed, the Named Proxies will vote properly executed proxies received by them “FOR” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE SELECTION OF BDO USA, LLP, AS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3

EXECUTIVE COMPENSATION ADVISORY VOTE

The Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

The Company has designed its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders. See “Compensation Discussion and Analysis” above.

As required by Section 14A of the Exchange Act pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 the Company is presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse the compensation program for our named executive officers, as disclosed in this Proxy Statement, by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature, and therefore will not bind us to take any particular action, our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program.

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in the proxy statement.

Vote Required

The affirmative vote of a majority of the votes cast by holders of shares of our Common Stock and Series B Preferred Stock represented at the Annual Meeting, voting together as a single class, is required (on a non-binding advisory basis) to approve the resolution. Unless otherwise instructed, the Named Proxies will vote properly executed proxies received by them “FOR” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL.

OTHER MATTERS

The Board knows of no other matters other than those stated in this Proxy Statement that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

HOUSEHOLDING OF PROXY MATERIALS

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of the Proxy Statement to any stockholder who contacts the Company’s Chief Financial Officer by writing to Columbia Laboratories, Inc., 4 Liberty Square, Boston, Massachusetts 02109, or by calling (617) 639-1500. If a stockholder is receiving multiple copies of this Proxy Statement at the stockholder’s household and would like to receive a single copy of the Proxy Statement for a stockholder’s household in the future, the stockholder should contact his or her broker, other nominee record holder, or the Company’s Chief Financial Officer to request mailing of a single copy of this Proxy Statement.

THE COMPANY’S WEBSITE

In addition to the information about the Company contained in this Proxy Statement, extensive information about the Company can be found on its website located at www.columbialabs.com including information about its management team, products and services and its corporate governance practices. The content on the Company’s website is available for information purposes only, and should not be relied upon for investment purposes, and is not deemed to be incorporated by reference into this Proxy Statement.

THE COMPANY’S PRINCIPAL EXECUTIVE OFFICE

The Company’s principal executive office is located at 4 Liberty Square, Boston, Massachusetts 02109.

ANNUAL REPORT AND OTHER SEC FILINGS

Our 2013 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K are available on our corporate website www.columbialabs.com under the “Investor” tab. These and other SEC filings, including this Proxy Statement, are also available on the SEC’s website at www.sec.gov. The Company will provide, without charge, to each person being solicited by this Proxy Statement, on the written request or telephone call of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 2013 (as filed with the SEC), including the financial statements and schedules thereto. All such requests should be directed to our Chief Financial Officer, Columbia Laboratories, Inc., 4 Liberty Square, Boston, Massachusetts 02109, or by calling (617) 639-1500.

ADDITIONAL QUESTIONS AND INFORMATION REGARDING

THE ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Q:	What happens if additional proposals are presented at the Annual Meeting?

A:	Other than the three proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	Columbia will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. However, if you choose to vote over the Internet, you will bear the expenses for your Internet access. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We have retained the services of American Stock Transfer to aid in the solicitation of proxies. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	How do I propose individuals to serve as directors?

A:	Stockholders wishing to submit to the Nominating and Corporate Governance Committee qualified candidates for possible nomination to the Board may do so by sending the following information to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Columbia Laboratories, Inc., 4 Liberty Square, Boston, Massachusetts 02109, no later than February 7, 2015 and no earlier than January 8, 2015:

(i)	Name of the candidate and a brief biographical sketch and resume;

(ii)	Contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected;

(iii)	A signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held; and

(iv)	Other information as described in our bylaws.

Q:	May I propose actions for consideration at next year’s Annual Meeting of Stockholders?

A:	Yes, you may submit proposals for consideration at next year’s Annual Meeting of Stockholders. In order for a stockholder proposal to be considered for inclusion in the proxy statement in reliance on Rule 14a-8 of the Exchange Act and presented at the 2014 Annual Meeting of Stockholders, it must be received by us not less than 120 calendar days before March 31, 2015 (or by December 1, 2014), in such form as is required by the rules and regulations promulgated by the SEC. A proposal submitted by a stockholder outside of the process of Rule 14a-8 for the 2015 Annual Meeting of Stockholders will not be considered timely unless such proposal is received by us no later than February 7, 2015 and no earlier than January 8, 2015. The proxy to be solicited on behalf of our Board for the 2015 Annual Meeting of Stockholders may confer discretionary authority to vote on any such proposal considered to have been received on a non-timely basis that nonetheless properly comes before the 2015 Annual Meeting of Stockholders.

By Order of the Board of Directors

Jonathan Lloyd Jones

Corporate Secretary

March 31, 2014

ANNUAL MEETING OF STOCKHOLDERS OF

COLUMBIA LABORATORIES, INC.

May 8, 2014

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/18460/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢	20730300000000000000 9	050814

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES, AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK

INK AS SHOWN HERE  ☒

1. Election of Directors.						FOR	AGAINST	ABSTAIN
				2.	Ratify the selection of BDO USA, LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Valerie L. Andrews ¡ Frank Armstong ¡ Frank C. Condella, Jr. ¡ Cristina Csimma ¡ Donald H. Hunter ¡ Stephen G. Kasnet ¡ Nikin Patel
				3.	Approve in a non-binding advisory vote the Company’s executive compensation.	☐	☐	☐

This Proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted “FOR” the election of each of the nominees in Proposal 1 and “FOR” Proposals 2 and 3.

PLEASE MARK, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY USING THE ENVELOPE PROVIDED.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

☐                     ¢

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

COLUMBIA LABORATORIES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2014

The undersigned hereby appoints each of Stephen G. Kasnet and Frank C. Condella, Jr., as Proxies, each with the power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Common Stock $.01 par value per share, or, as the case may be, shares of Series B Convertible Preferred Stock, $.01 par value per share, of Columbia Laboratories, Inc. (the “Company”) held of record by the undersigned on March 14, 2014, at the Company’s Annual Meeting of Stockholders, to be held on May 8, 2014, or at any adjournment or adjournments thereof.

(Continued, and to be signed, on the reverse side.)

¢	14475 ¢